Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 expected to be filed on January 18, 2011) pertaining to the American Assets Trust, Inc. and American Assets Trust, L.P. 2011 Equity Incentive Award Plan of our report dated December 17, 2010 with respect to the balance sheet of American Assets Trust, Inc. as of September 30, 2010; our report dated September 13, 2010 with respect to the combined financial statements of American Assets Trust, Inc. Predecessor at December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009; our report dated September 13, 2010 with respect to the financial statements of Novato FF Venture, LLC at December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009; our report dated September 13, 2010 with respect to the statements of revenues and certain operating expenses of The Landmark at One Market for the years ended December 31, 2009, 2008 and 2007; and our report dated September 13, 2010 with respect to the combined statements of revenues and certain operating expenses of Solana Beach Centre properties for the years ended December 31, 2009, 2008 and 2007, all included in the Registration Statement on Form S-11 (No. 333-169326), as amended, and the related Prospectus dated January 12, 2011 of American Assets Trust, Inc for the registration of its common stock, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

January 14, 2011